Exhibit 3.21

SETTLEMENT AGREEMENT

THIS AGREEMENT reached on this 9th day of January, 2004 by and among BioVest International, Inc., a Delaware corporation, successor in interest to Cellex Biosciences, Inc., (“BioVest”) and Warburton Group LLC., Bailey Financial Consulting, Inc., and John Bailey (hereinafter collectively “Warburton”), as follows:

WHEREAS, Warburton entered into an understanding, agreement or series of agreements in May, 2000 wherein Warburton assumed responsibility for satisfying certain identified accounts payable of Unisyn Technologies, Inc. in consideration for the funding of a Grid Note and shares of common stock of Cellex Biosciences, Inc. (“Cellex”) BioVest’s predecessor corporation (the” Warburton Agreement”); and

WHEREAS, the Parties wish to resolve open matters arising out of the Warburton Agreement and settle and forever release any and all claims, rights and actions which Warburton has or may have against Biovest, Cellex, Unisyn Technologies, Inc (“Unisyn”) or their shareholders, officers, directors, employees, agents, successors or assigns.

NOW THEREFORE, in consideration of the mutual promises and commitments made herein, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree and covenant as follows:

1. Definitions:

(a) “Promissory Note” shall mean the Grid Note from Warburton to BioVest’s predecessor, Cellex, with a current outstanding principal balance of $250,000.

(b) “Trading” shall mean BioVest has made all necessary filings with the applicable regulatory authorities necessary for Biovest’s common stock to be quoted for public trades. Trading does not require any pre-determined volume of trades in Biovest common stock or that Biovest common stock be listed on or trade over any pre-determined market or exchange.

2. General Releases. In consideration for Warburton executing a general Release of all rights, claims and causes of Warburton action against BioVest, Cellex, Unisyn and each of their shareholders, officers, directors employees, agents and affiliated companies, and Othon Mourkakos, individually, and their successors and assigns in the form of Exhibit A hereto, BioVest shall pay to Warburton the sum of $15,000.00 in cash and by virtue hereof forgive the sum of $150,000 owed by Warburton to BioVest pursuant to the

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Promissory Note, thus reducing the balance owed to $100,000. Additionally, Biovest agrees to reduce the amount due from Warburton pursuant to the Promissory Note by an additional 100,000 on or before March 31, 2004.

3. Form 10K. BioVest shall deliver to Warburton the latest draft of the Form 10K being filed by BioVest with the U. S. Securities and Exchange Commission.

4. Miscellaneous.

(a) The covenants and agreements set forth herein shall constitute the full and final agreement by and among the parties, and may be amended or supplemented only in writing, signed by all parties hereto.

(b) This Agreement shall be governed by and interpreted in light of the laws of the State of Florida, notwithstanding any Choice of Law provisions.

(c) Neither Warburton, Biovest nor their officers, members or agents shall disparage the other with regard to this settlement, the underlying agreements and relationship or the conduct of the business of either Party. Because the Parties desire to have amicable relations in the future, notice of any statements believed to be in breach of this provision shall be given to the other party as provided by this Agreement, so that any concerns relating to alleged disparagement can be resolved, to the extent possible, on an amicable basis.

(d) Warburton hereby indemnifies and holds harmless BioVest, its parents, subsidiaries, and affiliates and their respective officers, directors, employees, and agents from and against any and all expenses (including, but not limited to, reasonable attorney’s fees), damages, judgments, and losses incurred or suffered by any such indemnified Party as a result of or in connection with any claim, demand, or cause of action asserted or brought by a third Party (including, but not limited to, officers, employees, and agents of Warburton) arising from any action taken by Warburton in connection with this Agreement and/or in connection with the underlying transaction, including without limitation any claims arising from the transfer, sale, pledge or other disposition or distribution of the stock of BioVest or its predecessor corporation.

(e) Any dispute arising under this Agreement shall be resolved through Arbitration conducted under the auspices of the American Arbitration Association rules governing Commercial Arbitration and shall be venued in Tampa, Florida.

IN WITNESS WHEREOF the undersigned have executed this Settlement Agreement intending to be legally bound hereby.

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BioVest International, Inc.		Warburton Group, LLC.

By:	/s/ James McNulty	By:	/s/ John Bailey

	James McNulty, CFO		John Bailey, Managing Member

Bailey Financial Consulting Inc .

		By:	/s/ John Bailey

John Bailey, President

/s/ John Bailey

John Bailey, individually

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RELEASE OF ALL CLAIMS

The undersigned Biovest International, Inc. (“Releasor”) for good and valuable consideration in hand received hereby unconditionally and absolutely releases and forever discharges Warburton Group LLC. And Bailey Financial Consulting, Inc. and each of their shareholders, officers, directors, employees and agents and John Bailey, individually, and each of their successors and assigns, hereinafter jointly and severely (jointly and severely referred to as “Releasees”) and each and every one of them, of and from any and all judgments, contracts, agreements, undertakings, representations, warranties, amounts due, debts, claims, demands or causes of action of any description whether fixed or contingent, known or unknown, which the Releasor now has or claims to have, or which may hereinafter accrue against the Releasees, arising or growing out of any event occurring at any time before the date hereof.

The forgoing release and discharge is general and all encompassing and includes, but is not limited to, any and all claims or actions arising or relating to the issuance of securities by any of the Releasees, the purchase or payment of accounts payable of any of the Releasees by any person or any promises, warranty, representation or undertakings related thereto. The Releasor is expressly releasing all claims for and on behalf of Cellex Biosciences, Inc. (“Cellex”) and Unisyn Technologies, Inc (“Unisyn”). The consideration paid by or on behalf of said Releasors was paid in settlement and compromise, without in any way admitting any liability or wrong doing by or on behalf of the Releasees, or to be considered or construed as a waiver by, estoppels against, or a bar to the Release denying liability in other proceedings. No promise has been made to pay any further or other sums or any other further or other consideration for this Release. This is a full and final release for all liability and/or damage known an unknown.

The undersigned is of legal age, under no disability and is duly authorized to execute the Release, and has read and fully understands the above and foregoing Release. The Releasor has the full legal right and authority to enter into, execute and deliver this instrument and to carry out the purpose and intent hereof.

Wherever in this Instrument any party shall be designated or referred to by name or general reference, such designation is intended to and shall have the same effect as if the words “heirs, executors, administrators, personal or legal representatives, successors and assigns” had been inserted after each and every such designation and all the terms, easements and conditions herein contained shall be for and shall inure to the benefit of and shall bind the respective parties hereto, and their heirs, executors, administrators, personal or legal representatives, successors and assigns, respectively.

This Instrument shall be governed by and construed in accordance with the laws of the state of Florida. Any action brought to enforce this instrument shall be commenced only in the courts of appropriate jurisdiction located in Tampa, Florida.

IN WITNESS WHEREOF, the said Releasors have hereunto set their hands and seal or caused these presents to be signed by their proper corporate officers and its corporate seal to be hereto affixed, this day of January 9, 2004.

Signed, Sealed and Delivered

in the presence of

or attested

BioVest International, Inc.
/s/ James McNulty It’s Secretary	(L.S.)
James McNulty

State of Florida, County of Hillsborough:

Be it Remembered, that on January 9, 2004, before me the subscriber, a Notary/ Attorney-at-law of New Jersey, personally appeared James McNulty who, I am satisfied are the person(s) named to and who executed the within Instrument, and thereupon they acknowledged that they signed, sealed and delivered the same as their act and deed, for the uses and purposes therein expressed.

/s/ Samuel Duffey, Esq.

Notary/Attorney-at-law of Florida

RELEASE OF ALL CLAIMS

The undersigned Warburton Group LLC., Bailey Financial Consulting, Inc., and John Bailey jointly and severely (jointly and severely referred to collectively as “Releasors”) for good and valuable consideration in hand received hereby unconditionally and absolutely releases and forever discharges BioVest International, Inc., Cellex Biosciences, Inc., Unisyn Technologies, Inc., Accentia, Inc. and each of their shareholders, officers, directors, employees and agents and Othon Mourkakos, individually, and each of their successors and assigns, hereinafter jointly and severely (jointly and severely referred to as “Releasees”) and each and every one of them, of and from any and all judgments, contracts, agreements, undertakings, representations, warranties, amounts due, debts, claims, demands or causes of action of any description whether fixed or contingent, known or unknown, which the Releasors now has or claims to have, or which may hereinafter accrue against the Releasees, arising or growing out of any event occurring at any time before the date hereof.

The forgoing release and discharge is general and all encompassing and includes, but is not limited to, any and all claims or actions arising or relating to the issuance of securities by any of the Releasees, the purchase or payment of accounts payable of any of the Releasees by any person or any promises, warranty, representation or undertakings related thereto. The Releasors are expressly releasing all claims for and on behalf of any and all persons or entities who received or may have received securities of any Releasee and/or advanced funds to or on behalf of, acquired, paid or compromised debts or accounts payable of any Releasee at the request of, for the benefit of, or with in association or concert with any of the Releasors (“Parties Dealing With Releasors”). The Releasors hereto jointly and severely agree to defend, protect, indemnify and save harmless each of the Releasees if any of the Parites Dealing With Releasors, threaten to assert, attempt to assert or assert any claim, action, debt, undertaking, representation, or warranty against any Releasee.

The consideration paid by or on behalf of said Releasees was paid in settlement and compromise, without in any way admitting any liability or wrong doing by or on behalf of the Releasees, or to be considered or construed as a waiver by, estoppels against, or a bar to the Release denying liability in other proceedings. No promise has been made to pay any further or other sums or any other further or other consideration for this Release. This is a full and final release for all liability and/or damage known an unknown.

The undersigned is of legal age, under no disability and is duly authorized to execute the Release, and has read and fully understands the above and foregoing Release. Each of the Releasors have the full legal right and authority to enter into, execute and deliver this instrument and to carry out the purpose and intent hereof.

Wherever in this Instrument any party shall be designated or referred to by name or general reference, such designation is intended to and shall have the same effect as if the words “heirs, executors, administrators, personal or legal representatives, successors and assigns” had been inserted after each and every such designation and all the terms, easements and conditions herein contained shall be for and shall inure to the benefit of and shall bind the respective parties hereto, and their heirs, executors, administrators, personal or legal representatives, successors and assigns, respectively.

This Instrument shall be governed by and construed in accordance with the laws of the state of Florida. Any action brought to enforce this instrument shall be commenced only in the courts of appropriate jurisdiction located in Tampa, Florida.

IN WITNESS WHEREOF, the said Releasors have hereunto set their hands and seal or caused these presents to be signed by their proper corporate officers and its corporate seal to be hereto affixed, this day of January 9, 2004.

Signed, Sealed and Delivered

in the presence of

or attested

WARBURTON GROUP, L.L.C.

/s/    John Bailey    It’s Managing Member (L.S.)

BAILEY FINANCIAL CONSULTING, INC.

/s/    John Bailey    It’s President (L.S)

JOHN BAILEY, INDIVIDUALLY

/s/    John Bailey (L.S.)

State of New Jersey, County of Passaic:

Be it Remembered, that on January 9, 2004, before me the subscriber, a Notary/ Attorney-at-law of New Jersey, personally appeared John Bailey who, I am satisfied are the person(s) named to and who executed the within Instrument, and thereupon they acknowledged that they signed, sealed and delivered the same as their act and deed, for the uses and purposes therein expressed.

/s/ Michelle Dudas

Notary/Attorney-at-law of New Jersey